AMENDMENT
TO
NOTE AND WARRANT PURCHASE AGREEMENT
AND PROMISSORY NOTES

AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT AND PROMISSORY NOTES (the “Amendment”), dated as of May 2, 2007, by and among EyeTel Imaging, Inc., a Delaware corporation (the “Company”), and the other parties hereto, amending (i) that certain Note and Warrant Purchase Agreement, dated as of December 28, 2006, by and among the Company and the persons and entities named on the Schedule of Purchasers attached thereto as amended from time to time (the “Purchase Agreement”), and (ii) the outstanding Notes thereunder. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

Whereas, the Company and the undersigned, being (i) the Purchasers of at least a majority of the Total Loan Amount and (ii) the Majority Holders (as defined in the Notes), desire to amend the Purchase Agreement and the Notes to allow the Company to prepay any Notes that are held by a licensed small business investment company.

NOW, THEREFORE in consideration of the foregoing and the promises and covenants contained herein, the undersigned hereby agree as follows:

1. Amendment to Note Purchase Agreement. The Note Purchase Agreement is hereby amended by deleting the form of Note attached as Exhibit A thereto and substituting therefor the form of Note attached as Exhibit A to this Amendment. The form of Note attached as Exhibit A to this Amendment shall be the form of Note issued to Purchasers under the Purchase Agreement on or after the date hereof.

2. Amendment to Notes. Section 4 of each of the Notes issued under the Purchase Agreement prior to the date hereof is hereby deleted and restated in its entirety to read as follows:

“4. Prepayment. Except as otherwise set forth in this Section 4, this Note may not be prepaid, in whole or in part, without the prior written consent of the holders of at least a majority of the outstanding principal amount of the Notes (the “Majority Holders”); provided, that the Company may, at any time, prepay all or any part of a Note (each such Note, an “SBIC Note”) that is then held by a Holder who is a “licensed small business investment company,” as defined under the Small Business Investment Company Act of 1958, as amended. Prior to prepaying any SBIC Note, in whole or in part, the Company shall offer to simultaneously therewith prepay all other Notes outstanding, pro-rata based on the outstanding principal amount thereof, in which case the Holder of each such other Note shall have the right, in its sole discretion, to determine whether to accept or decline such prepayment.”

3. Confirmation. Each of the undersigned Purchasers hereby confirms that its representations and warranties set forth in Section 4 of the Purchase Agreement are true and correct on the date hereof.

4. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York as such laws are applied to agreements among New York residents entered into and performed entirely within the State of New York, without reference to the conflict of laws provisions thereof.

5. Entire Agreement. The Purchase Agreement and the Notes, as amended hereby, constitute the full and entire understanding among the parties regarding the subject matter herein and therein.

6. Amendment Limited. In all other respects, the Purchase Agreement and the Notes are hereby ratified, confirmed and approved, and all terms thereof shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

8. Headings. Headings in this Amendment are included for reference only and have no effect upon the construction or interpretation of any part of this Amendment.

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2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

COMPANY:		PURCHASERS AND MAJORITY HOLDERS:

Eyetel Imaging, Inc.		BAIN CAPITAL VENTURE FUND 2001, LP
By: Bain Capital Venture Partners, LP
its general partner

By: /s/ John Garbarino		By: Bain Capital Venture Investors, LLC
Name: John Garbarino		its general partner
Title: Chief Executive Officer

	By:	/s/ James J. Nahirny
Name: James J. Nahirny
Title: Managing Director

BCIP ASSOCIATES III, LLC
By: BCIP Associates III,
its sole member and manager

BCIP ASSOCIATES III-B, LLC
By: BCIP Associates III-B,
its sole member and manager

By:	Bain Capital Investors, LLC
their Managing Partner

By:	/s/ James J. Nahirny
Name: James J. Nahirny
Title: Managing Director

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By:	/s/ William Pappendick
Name: William Pappendick
Title: Managing Director

RGIP, LLC

By:	/s/ R. Bradford Malt
Name: R. Bradford Malt
Title: Managing Member

RADIUS VENTURE PARTNERS II, L.P.
By: Radius Venture Partners II, LLC

By:	/s/ Jordan Davis
Name: Daniel Lubin / Jordan Davis
Title: Managing Partner

Signature Page To Amendment To Note and Warrant Purchase Agreement And
Promissory Notes

Exhibit A

Form of Note

See attached

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

$[_________]	April __ 2007
Columbia Maryland

For value received Eyetel Imaging, Inc., a Delaware corporation (“Payor” or the “Company”) promises to pay to [_______________] or its assigns (“Holder”) the principal sum of $[_________] with simple interest on the outstanding principal amount at the rate of 10.0% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.
1. Series of Notes. This note (the “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Note and Warrant Purchase Agreement (the “Agreement”) dated as of December 28, 2006, as amended from time to time (the “Agreement Date”) to the persons and entities listed on the Schedule of Purchasers thereof (collectively, the “Holders”).

2. Payment. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

3. Maturity. Unless this Note has been converted in accordance with the terms of Sections 5 or 6 below, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on December 28, 2007 (the “Maturity Date”).

4. Prepayment. Except as otherwise set forth in this Section 4, this Note may not be prepaid, in whole or in part, without the prior written consent of the holders of at least a majority of the outstanding principal amount of the Notes (the “Majority Holders”); provided, that the Company may, at any time, prepay all or any part of a Note (each such Note, an “SBIC Note”) that is then held by a Holder who is a “licensed small business investment company,” as defined under the Small Business Investment Company Act of 1958, as amended. Prior to prepaying any SBIC Note, in whole or in part, the Company shall offer to simultaneously therewith prepay all other Notes outstanding, pro-rata based on the outstanding principal amount thereof, in which case the Holder of each such other Note shall have the right, in its sole discretion, to determine whether to accept or decline such prepayment.

5. Conversion.

Mandatory Conversion Upon Qualified Financing. In the event that, prior to the Maturity Date, the Company closes a financing that is or is deemed a Qualified Financing (as defined in the Agreement), then at the Closing of the Qualified Financing this Note and all other Notes shall convert into that number and series of fully paid and non-assessable shares of such preferred stock issued by the Company (the “Financing Securities”) in the Qualified Financing, determined by dividing the total principal outstanding under this Note, together with all accrued but unpaid interest thereon, by the lowest price paid per share for Financing Securities (subject to adjustment for stock dividends, stock splits or other similar recapitalizations of the Company’s common stock) in such Qualified Financing. The Financing Securities issued pursuant to this Section 5 shall be entitled to rights and benefits equivalent to those granted to other purchasers of the Financing Securities and it shall be a condition to such conversion that the holders of the Notes shall be provided with all of the same rights, privileges, preferences and obligations as provided to investors in such Qualified Financing.

1.

(b) Mandatory Conversion Upon Initial Offering. In the event an initial public offering of securities of the Company registered under the Securities Act (an "Initial Offering") occurs prior to the Maturity Date, a Qualified Financing or a Liquidity Event, then this Note, including any accrued but unpaid interest thereon shall convert into that number of fully paid and non-assessable shares of Common Stock of the Company at a price equal to the lesser of (i) a fraction, the numerator of which is $1.394 per share (as adjusted for stock splits, stock dividends, subdivisions, combinations or consolidations of the shares of Series B Preferred Stock occurring after June 27, 2005), and the denominator of which is the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible immediately prior to the occurrence of such Initial Offering and (ii) the price paid by the public in the Initial Offering for the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible immediately prior to the occurrence of such Initial Offering.

(c) Optional Conversion at Maturity Date. If the Company does not complete a Qualified Financing or another equity financing that results in the conversion of this Note prior to the Maturity Date, then this Note, including any accrued but unpaid interest thereon, will be convertible, at the option of the Holder, into Series B Preferred Stock of the Company on the Maturity Date at the price of $1.394 per share (as adjusted for stock splits, stock dividends, subdivisions, combinations or consolidations of the shares of Series B Preferred Stock occurring after June 27, 2005), subject to the same rights, preferences, privileges and obligations attached to shares of Series B Preferred Stock outstanding at the time of such conversion.

(d) Conversion Procedure.

(i) Upon any conversion pursuant to Section 5(a), 5(b) or 5(c), or upon any conversion or redemption pursuant to Section 6, the Company shall take all measures necessary or appropriate to permit such conversion or redemption to occur as promptly as practicable and otherwise comply with all of its obligations hereunder, including, but not limited to, (A) calling a special meeting of the Board of Directors and/or stockholders of the Company to authorize an amendment to the Company’s Certificate of Incorporation authorizing the applicable class or series of Company capital stock issuable upon conversion of the Note and, if necessary, the additional capital stock issuable upon conversion of the aforementioned capital stock, (B) filing such amendment with the Secretary of State of the State of Delaware, and (C) taking any other action necessary or appropriate to consummate the transactions contemplated hereby and to permit the conversion to occur as promptly as practicable. If at any time the number of authorized but unissued shares of Company capital stock are insufficient to permit the conversions contemplated by this Section 5 or Section 6, the Company shall take such actions as may be necessary to increase the Company’s authorized, unreserved and unissued shares of the applicable class or series of capital stock to such number of shares as shall be sufficient for such conversion. Upon delivery, all shares issued pursuant to this Section 5 or Section 6 shall be duly and validly issued, fully paid and non-assessable.

2.

(ii)  No fractional shares or interest of capital stock of the Company, or scrip representing fractional shares or interests, shall be issued upon conversion of the Note pursuant to this Section 5 or Section 6. Any principal amount and accrued but unpaid interest not converted into the capital stock because of the restrictions of the preceding sentence shall be paid by the Company to Holder in immediately available funds on the date of the conversion. If this Note is converted into capital stock of the Company, this Note shall be treated by the Company as surrendered for cancellation and exchanged into such capital stock and this Note will be deemed, for all purposes, to be canceled on the books of the Company and the obligation represented by this Note so terminated. The Company shall, as soon as practicable after receipt of this Note marked cancelled, issue and deliver to the Holder at its designated address a certificate or certificates for the number of shares of capital stock to which Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and Federal securities laws in the opinion of counsel to the Company), together with immediately available funds payable to Holder for any cash amounts payable as described in this clause (ii).

6. Liquidity Event. If the Company shall determine to engage in any transaction which would result in a Liquidity Event (defined below) at any time while this Note remains outstanding, the Company shall deliver written notice thereof (the “Company Liquidity Notice”), including a summary of the material terms of such Liquidity Event to Holder not less than fifteen (15) days prior to the consummation of such Liquidity Event (or such shorter period as may be approved by the Majority Holders). Immediately prior to the occurrence of such a Liquidity Event, the then outstanding amount of this Note and all accrued but unpaid interest thereon shall become immediately due and payable and the Holder shall have the option to either (i) convert the Note into Series B Preferred Stock of the Company immediately prior to consummation of the Liquidity Event at the price of $1.394 per share (as adjusted for stock splits, stock dividends, subdivisions, combinations or consolidations of the shares of Series B Preferred Stock occurring after June 27, 2005), subject to the same rights, preferences, privileges and obligations attached to shares of Series B Preferred Stock outstanding at the time of such conversion, and participate in such Liquidity Event on the same basis as other Series B Preferred Stock holders or (ii) upon the consummation of a Liquidity Event and delivery by the Holder of this Note, direct the Company to pay the Holder, in cash, an amount equal to the outstanding principal amount of this Note, plus accrued but unpaid interest thereon. The term “Liquidity Event” means the consummation of a Sale of the Company (as defined in the Company’s Certificate of Incorporation); provided, however, that a Qualified Financing shall not, in any event, be deemed to be a Liquidity Event.

7. Changes in Securities. Upon the automatic conversion of all outstanding shares of the series of equity securities comprising the Financing Securities or shares of Series B Preferred Stock into which this Note is convertible (the “Conversion Shares”), this Note shall become convertible into that number of shares of Common Stock of the Company into which the Conversion Shares would then be convertible, so long as such shares, if this Note had been converted prior to such offering, would have been converted into shares of the Company’s Common Stock pursuant to the Company’s Certificate of Incorporation. In such case, all references to the Conversion Shares shall mean shares of the Company’s Common Stock issuable upon the conversion of this Note, as appropriate.

3.

8. Events of Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Majority Holders and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 8(c) or 8(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) Payor shall default in its performance of any covenant under the Agreement;

(c) Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

9. Costs. In the event of any default hereunder, Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

10. Waiver of Demand. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

11. Governing Law. This Note shall be governed by and construed under the laws of the State of New York as such laws are applied to agreements among New York residents entered into and performed entirely within the State of New York, without reference to the conflict of laws provisions thereof.

12. Subordination. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of Payor to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities) which shall include indebtedness to Lighthouse Capital Partners V, L.P., and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

4.

13. Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of Payor and the Majority Holders. Upon the effectuation of such waiver or amendment in conformance with this Section 13, the Payor shall promptly give written notice thereof to the record Holders of the Notes who have not previously consented thereto in writing.

14. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

(a)	If to Holder:
[______________________
_______________________
_______________________
_______________________]

(b)	If to the Company:
Eyetel Imaging, Inc.
9130 Guilford Road
Columbia, MD 21046
Attention: Keith G. Frey

with a copy to:

Cooley Godward, LLP
One Freedom Square, Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attn: Christian Plaza, Esq.
Fax: (703) 456-8100

15. Transfers. Subject to the restrictions set forth in Section 5 of the Agreement, this Note, and all rights hereunder, are transferable, in whole or in part by the Holder thereof; provided, that the transferee in each case agrees to be subject to the restrictions in Section 5 of the Agreement.

* * * * *
5.

IN WITNESS WHEREOF, the Company has executed this Note as of the date first written above.

EYETEL IMAGING, INC.

By:	/s/
Name:____________________
Title: _____________________

6.